EXHIBIT 99

                                  Press Release



                                        Contact:  William L. Cunningham
                                                  (405) 282-2201


                                                  For Immediate Release
                                                  January 14, 1999


                              Guthrie Savings, Inc.
                                  Cash Dividend

         Guthrie, Oklahoma -- William L. Cunningham, President of Guthrie Savings, Inc. (the "Corporation"), Guthrie, Oklahoma, the holding company of Guthrie Federal Savings Bank (the "Bank"), announced today that the
Corporation's Board of Directors has declared a special cash dividend of $.50 per share to stockholders of record as of February 1, 1999, payable February 10, 1999.

         Mr. Cunningham indicated that the cash dividend is being paid as a result of continued profitability of the Corporation and the Bank, its wholly owned subsidiary. The payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

         The Bank is a federally chartered stock savings association headquartered in Guthrie, Oklahoma. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC"). At December 31, 1998, Guthrie Savings, Inc. had total assets and stockholders' equity of $46,338,652 and $7,343,024 respectively.

         The common stock of the Corporation is traded in the over-the-counter market.